As filed with the Securities and Exchange Commission on August 23, 2022

Registration No. 333-200544
Registration No. 333-170765
Registration No. 333-155638
Registration No. 333-131514
Registration No. 333-103158
Registration No. 333-102626
Registration No. 333-100093

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-200544
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-170765
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-155638
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-131514
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-103158
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-102626
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-100093

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SHARPS COMPLIANCE CORP.
(Exact name of registrant as specified in its charter)

Delaware	74-2657168
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

Sharps Compliance Corp.
9220 Kirby Drive, Suite 500
Houston, Texas 77054
(Address of principal executive offices)

Sharps Compliance Corp. 2010 Stock Plan
Sharps Compliance Corp. 1993 Stock Plan
(Full title of the Plan)

Diana P. Diaz
 Senior Vice President, Secretary, and Chief Accounting Officer
Sharps Compliance Corp.
9220 Kirby Drive, Suite 500
Houston, Texas 77054
(713) 432-0300
(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Brandon T. Byrne
Norton Rose Fulbright US LLP
2200 Ross Avenue, Suite 3600
Dallas, Texas 75201
(214) 855-7437

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) filed by Sharps Compliance Corp., a Delaware corporation (the “Registrant”), deregister all shares of the Registrant’s common stock, $0.01 par value per share (the “Shares”), remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”).

•	Registration Statement on Form S-8 (No. 333-200544) pertaining to the registration of 2,000,000 Shares, issuable under the Sharps Compliance Corp. 2010 Stock Plan.

•	Registration Statement on Form S-8 (No. 333-170765) pertaining to the registration of 1,000,000 Shares, issuable under the Sharps Compliance Corp. 2010 Stock Plan.

•	Registration Statement on Form S-8 (No. 333-155638) pertaining to the registration of 500,000 Shares, issuable under the Sharps Compliance Corp. 1993 Stock Plan.

•	Registration Statement on Form S-8 (No. 333-131514) pertaining to the registration of 500,000 Shares, issuable under the Sharps Compliance Corp. 1993 Stock Plan.

•	Registration Statement on Form S-8 (No. 333-103158) pertaining to the registration of 1,000,000 Shares, issuable under the Sharps Compliance Corp. 1993 Stock Plan.

•	Registration Statement on Form S-8 (No. 333-102626) pertaining to the registration of 1,000,000 Shares, issuable under the Sharps Compliance Corp. 1993 Stock Plan.

•	Registration Statement on Form S-8 (No. 333-100093) pertaining to the registration of 1,000,000 Shares, issuable under the Sharps Compliance Corp. 1993 Stock Plan.

The Registrant is filing these Post-Effective Amendments to withdraw and remove any unissued and unsold securities issuable by Registrant pursuant to the above-referenced Registration Statements.

On July 12, 2022, the Registrant entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) with Raven Buyer, Inc., a Delaware corporation (“Parent”), and Raven Houston Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).  Pursuant to the Merger Agreement, on August 23, 2022, Merger Sub was merged with and into the Registrant with the Registrant surviving as a wholly-owned subsidiary of Parent (the “Merger”). In the Merger, each Share was cancelled and converted into the right to receive cash in an amount equal to $8.75 per share, without interest and subject to any required withholding of taxes, other than Shares (i) held in the treasury of the Registrant, (ii) owned directly or indirectly by Parent or Merger Sub immediately prior to the effective time of the Merger, or (iii) held by stockholders who properly exercised their appraisal rights under Delaware law.

In connection with the effectiveness of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Shares registered under the Registration Statements but not sold under the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 23, 2022.

SHARPS COMPLIANCE CORP.

By:	/s/ Diana P. Diaz
Name:	Diana P. Diaz
Title:	Senior Vice President, Secretary, and Chief Accounting Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.